United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, DC  20549
Attention:  Christine Adams

Re:      Logica Holdings, Inc.
         Form 10-KSB for the Year Ended December 31, 2006
         Filed May 15, 2007
         Form 10-QSB for the Quarter Ended June 30, 2007
         Filed No. 0-50621

Dear Ms. Adams:

         Pursuant to our conversation, this shall serve as the Company's acknowledgement that its response to the Comment Letter dated September 20, 2007, will be filed with the Securities and Exchange Commission on or before October 19, 2007.

                                                     Very truly yours,

                                                     Logica Holdings, Inc.



                                                     By: /s/ Enzo Taddei
                                                        ------------------------
                                                        Enzo Taddei